Exhibit 10.41

STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of November 12, 2010 by and between I.C. Isaacs & Company, Inc., a Delaware corporation (the “Company”) and Ernest K. Jacquet ( “Optionee”).

1.  Grant.  For good and valuable consideration, receipt of which is hereby acknowledged, the Company hereby grants to the Optionee an option ( the “Option” ) to purchase up to 78,000,000 (seventy-eight million) shares of Common Stock of the Company, par value $.0001 per share,  at an exercise price of one cent   ($ 0.01 ) per Share. This Option Agreement cancels and replaces an option of 25,000,000 shares dated August 12, 2010 and an option of 32,000,000 shares dated September 23, 2010 and is consolidated with options 11,000,000 shares granted September 30, 2010 and 10,000,000 granted November 12, 2010.

2.  Term.  This Option may be exercised any time the date set forth above and shall expire at the close of business on December 31, 2014.

3.  Method and Time of Exercise.  The Option may be exercised in whole or In part by written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with a check payable to the Company in the amount of the purchase price of such shares plus applicable Federal, state and local withholding taxes and any written statement required by Paragraph 8, provided that the Optionee shall be entitled to pay all or part of the exercise price by cancellation in full of indebtedness owed to the Optionee, if any, by the Company for services which have been rendered by the Optionee to the Company.

4.  Tax Withholding. As a condition to exercise of this Option, the Company may require the Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option. At the discretion of the Company and upon the request of the Optionee the minimum statutory withholding requirements may be satisfied by withholding of shares of Common Stock otherwise issuable to the Optionee upon exercise of this Option.

5.  Service to Company.  Nothing in this Option shall confer upon the Optionee any right to perform services for the Company or shall restrict in any way the right of the Company to terminate the Optionee’s services to the Company  any time for any reason whatsoever. This Option shall not terminate as a result of the termination of Optionee’s services to the Company.

6.  Rights as Shareholder; Adjustments.  The Optionee shall have no rights as shareholder with respect to the Common Stock of the Company covered by the Option until the due and valid issuance to the Optionee of certificate(s) evidencing the shares acquired by exercise of the Option. If there is any change in the capital structure of the Company affecting in any manner the outstanding shares of Common stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization or because the Company has merged or consolidated with one or more corporations then the number of shares of Common Stock then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors, provided that no fractional shares shall be issued or issuable and further provided that the adjustment shall not be to the aggregate purchase price to be paid for exercise of the entire remaining option but shall be to the exercise price per share of Common Stock.  No adjustment shall be made for cash dividends or stock rights for which the record date is prior to the date such stock certificate or certificates are issued. In case (i) the authorized shares of Common or Preferred Stock of the Company shall be subdivided or increased into a greater number of shares, (ii) a dividend in Common Stock of the Company shall be paid in respect of such Common or Preferred Stock or (iii) the authorized shares of Common or Preferred Stock shall be combined into a smaller number of shares, and as a result thereof the then authorized shares of Common plus Preferred stock of Isaacs shall exceed four hundred million (400,000,000) shares,  then the number of shares of Common Stock obtainable through the exercise of this Option immediately prior to such subdivision, dividend or combination shall be automatically adjusted to equal the current number of shares of Common Stock purchaseable upon exercise of this Option (78,000,000) (the “Option Shares”) multiplied by a fraction, the numerator is the increased authorized shares of Common Stock and the denominator is 500,000,000 which adjusted number of shares of Common Stock shall thereupon be purchasable upon exercise of this Option until further adjusted as provided herein.

7.  Non-Transferability; Restrictions on Resale.  The Optionee agrees that the Option and the underlying shares of Common Stock to be issued pursuant to exercise thereof are being acquired for investment and not with a view to distribution and that appropriate legend(s) may be placed on any certificates evidencing such option and/or shares. This Option and the underlying shares may not be assigned or transferred (except by will or the laws of descent and distribution) unless there is at the time a registration statement in effect covering the  securities to be assigned or transferred or an opinion of Company counsel ( paid for by the transferor ) that such assignment or transfer is exempt from the requirement of registration, based upon such representations as shall be required by such counsel.

8.  Registration.  The Company agrees that if within a period of two (2) years following the above date the Company shall register for public sale under the US Federal securities laws or any exemption there from any shares of its Common Stock , the Company will provide at least twenty (20) days prior notice of such intention to the Holder and within ten (10) days of receiving such notice the Holder shall notify the Company of intention to include the Common Stock underlying this Option in the registration statement. The Holder shall at the time of registration execute a holdback agreement in form and substance acceptable to the Company whereby the Holder agrees to wait until after such other shares are sold before the Holder’s registered shares are offered or sold.

9.  Notice.  Notice hereunder to be effective shall be in writing addressed as set forth below and delivered or deposited with prepaid postage in a U.S. Postal Service or other express mail depository,

If to the Company:	I.C. Isaacs & Company, Inc.
475 10th Ave
9th Floor
New York, NY 10018

If to the Optionee:	Ernest K. Jacquet
FREEDOM CAPITAL PARTNERS
2600 N. Flagler Dr.
West Palm Beach
FL 33407

10.  Miscellaneous.  In the event that any provision of this Agreement is found to be invalid or otherwise uninforceable under any applicable law, such invalidity shall not thereby render any other provision of this Agreement invalid.  This Agreement shall bind the successors and assigns of the parties.  This Agreement shall be interpreted and enforceable under the laws of the State of New York.  This Agreement may be executed in multiple counterparts.

IN WITNESS WHEREOF, the parties have hereunto set their hand as of the above date pursuant to due authority.

I.C. ISAACS & COMPANY, INC.

By:	/s/ Robert S. Stec
Robert S. Stec, CEO

OPTIONEE:

/s/ Ernest Jacquet
Ernest Jacquet